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                                                                   EXHIBIT 10.05

                           NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT is by and between Comshare, Incorporated, a Michigan corporation ("Comshare") and Richard L. Crandall, a resident of the State of Michigan ("Crandall").

                                   BACKGROUND

         A. The computer software business is highly competitive, and Crandall as a founder and senior executive of Comshare has been intimately familiar with Comshare's products, customers, marketing practices, and business affairs; accordingly, Crandall's provision of services to Comshare's direct competitors would be extremely detrimental to Comshare's business.

         B. Comshare therefore deems it important to its business that Crandall agree to refrain from providing services to Comshare's Direct Competitors (as defined herein), for the period and on the terms and conditions set forth herein.

         THEREFORE, the parties agree as follows:

         1. Covenant Not to Compete. For a period of five (5) years after the date on which he ceases to be employed by Comshare (the "Non-competition Period"), Crandall shall not perform services anywhere in the world for a Direct Competitor of Comshare, whether such services are provided as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1 percent of the equity securities of any entity whose securities are listed or traded on any recognized public exchange), consultant, advisor, agent, or in any other capacity.

         2. Direct Competitor. As used in this Agreement, a Direct Competitor is defined on Exhibit A attached hereto.

         3. Additional Non-compete Provisions. Notwithstanding anything in this Agreement to the contrary, however:

                  (a) If Crandall provides services to any exclusive licensee or marketing agent of a Direct Competitor, he shall not participate in day-to-day business operations or provide advice with respect to the Direct Competitor or its products that directly compete with Comshare products.

                  (b) It shall not be a violation for Crandall to participate in any way in any business unit of any size,




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whether or not controlled, controlling, or under common control with a Direct
Competitor, if such business unit is not involved in the day-to-day business operations of the Direct Competitor, provided that Crandall does not participate in such business operations or planning for the Direct Competitor or otherwise advise the business unit with respect to the Direct Competitor.


            (c) Crandall may perform services for a large publicly-held corporation (a "Purchaser") that has purchased one of the Named Companies (as defined in Exhibit A) or its business so long as his services are provided solely for the benefit of a portion of the Purchaser's business other than the purchased Named Company. For purposes of this paragraph, a Purchaser is considered "large" if its revenues are at least ten times as large as the purchased Named Company's (or its business's as applicable) revenues for the year in which the purchase occurs.

        4. Due Deliberation. Crandall, with advice of his counsel, has carefully considered the nature and extent of the restrictions upon him and the rights and remedies of Comshare contained in this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Comshare, do not stifle the inherent skill and experience of Crandall, would not operate as a bar to Crandall's sole means of support, and are required to protect the legitimate interests of Comshare.

        5. Judicial Amendment. It is expressly understood and agreed that, although Crandall and Comshare consider the restrictions contained herein reasonable for the purpose of protecting the business of Comshare, if such restrictive covenant is found by any court having jurisdiction to be unreasonably broad to any extent, then the restrictions shall nevertheless remain effective, but shall be deemed amended (solely for the purposes of jurisdiction of such court) as may be considered to be reasonably necessary by such court, and as so amended shall be enforced.

        6. Compensation. In consideration of the covenant not to compete, Comshare shall pay Crandall $16,000 per month for a period of sixty (60) months, payable the last day of each month, beginning on July 31, 1994.

        7. Breach and Remedy. In the event that Crandall breaches the covenant not to compete, the payments under Section 6 shall cease, and Comshare shall be entitled to recoup a portion of the payments already made, prorated according to


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the proportion of the Non-competition Period remaining at the time of the breach, subject to the following conditions:

                (a) Comshare shall give Crandall written notice of a breach of the covenant not to compete. In the event Crandall cures the breach within thirty (30) days after receipt of notice, he shall have no liability for the breach and the payments due under Section 6 shall not be diminished.

                (b) If Crandall is unsure whether a particular planned action would be construed by Comshare as a breach of the covenant not to compete, he may submit a written request to the President of Comshare for a determination. Comshare shall respond in writing within thirty (30) days after either receipt of the notice or receipt of such further information it has reasonably requested in order to make a determination, whichever is later. If Comshare either states that the action would not constitute prohibited competition or does not respond within the prescribed time period, then Crandall may engage in the activity without violation of his obligations hereunder. If Comshare states that such activity would be a breach of the covenant not to compete, then the notice and cure provisions of Section 7(a) shall not apply, but such statement by Comshare shall be without prejudice to Crandall's ability to take a contrary position.

        8. Acceleration. To minimize any insecurity with respect to payment of compensation, in the event of a change in control Crandall shall be entitled to receive all of any remaining payments in a lump sum within thirty
(30) days after the occurrence of a change in control, but his obligations under the covenant not to compete shall not be diminished. "Change in control" is defined as:

                (a) the election of a Board of Directors of Comshare, a majority of the members of which were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity) or a group of persons acting together (other than the Weyerhaeuser Family, as designated in the corporation's proxy statement or persons who were members of the Board of Directors or officers of the corporation as of the 1994 annual meeting of shareholders, or an employee stock ownership plan approved by a majority of such members of the Board of Directors), following the acquisition by such person, group of persons or plan of ownership (directly or indirectly, beneficially or of record) of twenty-five (25%) percent, or more, of the outstanding common stock of the corporation;

                (b) the acquisition of ownership by a person or group of persons described in paragragh (a) above of fifty-one


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(51%) percent, or more, of the outstanding common stock of the corporation;

          (c) a sale of all or substantially all of the assets of the corporation to any entity not controlled by the Weyerhaeuser Family or by persons who were members of the Board of Directors or officers of the corporation as of the 1994 annual meeting of shareholders, or by any employee stock ownership plan for the benefit of employees of the corporation; or

          (d) a merger, consolidation or similar transaction between the corporation and another entity if a majority of the members of the Board of Directors of the surviving company are not Continuing Directors. The term "Continuing Directors" means persons (i) who are members of the Board of Directors immediately before the change in control and (ii) who also were members of the Board of Directors of the corporation immediately following the 1994 annual meeting of shareholders or are new directors whose election by the Board of Directors, or nomination for election by the corporation's stockholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors immediately following the 1994 annual meeting of shareholders or whose election or nomination for election was previously approved as provided above.

     9. Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the following procedure shall be implemented before either party pursues other available remedies:

          (a) The parties shall hold a meeting promptly, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

          (b) If, within 30 days after such meeting (the "Negotiation Period"), the parties have not succeeded in negotiating a resolution of the dispute, they may agree in a writing signed by both of them to extend the time to negotiate a resolution. If the parties do not agree in such a writing to extend the Negotiation Period, then they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation. A submission by either party at the end of the Negotiation Period shall be deemed a submission by both.



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          (c)  The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within 20 days from the conclusion of the Negotiation Period.

          (d) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days (the "Mediation Period"). If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The submission by either party to arbitration at the end of the Mediation Period shall be deemed a submission by both.

          (e) Mediation or arbitration shall take place in Ann Arbor, Michigan unless otherwise agreed by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Punitive or consequential damages shall not be awarded. The award rendered by the arbitrator, if any, shall be final and binding and judgment upon the award may be entered by any court having jurisdiction thereof.

     10. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     11. Authority. This Agreement has been approved by the Board of Directors of Comshare, and the officer signing it on behalf of the corporation has been specifically authorized to do so.

COMSHARE, INCORPORATED                                 RICHARD L. CRANDALL


By: T. Wallace Wrathall                                RICHARD L. CRANDALL
   --------------------------                          -------------------------
    T. Wallace Wrathall
    President

Date:      8/15/94                                     Date: August 15, 1994
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                                   EXHIBIT A

                               Direct Competitor


          A "Direct Competitor" is defined as any of the companies currently known as IMRS, Information Resources, Inc., Pilot, Cognos, SAS Institute, and Holistic Systems (the "Named Companies"), or a parent, subsidiary, or other entity controlling, controlled by or under common control with them, an exclusive licensee or a marketing agent of their software (if such licensing or marketing constitutes its primary business), or any successors to their businesses.







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